Exhibit 99

News Release

The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Drew Mackintosh, Director, Finance

Investor Relations

(818) 223-7548

Marya Jones, Director, Communications

Media Relations	(818) 223-7591

RYLAND REPORTS 49 PERCENT INCREASE IN FIRST-QUARTER EPS

CALABASAS, Calif. (April 20, 2006) — The Ryland Group, Inc. (NYSE: RYL), today announced record results for its first quarter ended March 31, 2006, including the highest first-quarter consolidated net earnings, revenues, closings and earnings per share in its history. Highlights included:

•                  Diluted earnings of $1.86 per share for the quarter ended March 31, 2006, representing an increase of 48.8 percent over the same period in the prior year;

•                  Consolidated revenues of $1,074.8 million for the quarter ended March 31, 2006, compared to consolidated revenues of $874.0 million for the quarter ended March 31, 2005, an increase of 23.0 percent;

•                  Gross profit margins from home sales of 24.4 percent for the quarter ended March 31, 2006, compared to 23.2 percent for the quarter ended March 31, 2005;

•                  Closings of 3,554 for the quarter ended March 31, 2006, reflecting an increase of 13.3 percent over the same period in the prior year and representing the highest first-quarter closings in the Company’s history;

•                  Average closing price for the quarter ended March 31, 2006, increased 8.9 percent to $295,000 from $271,000 for the same period in 2005;

•                  Quarterly new order dollars at March 31, 2006, decreased 16.6 percent to $1.2 billion from $1.4 billion for the quarter ended March 31, 2005. New order units in the first quarter of 2006 decreased 21.2 percent to 4,021 units from 5,102 units for the same period in 2005;

•                  Backlog totaled $2.8 billion, up 2.7 percent at March 31, 2006, compared to March 31, 2005, representing the highest first-quarter backlog in the Company’s history. Backlog units at March 31, 2006, decreased 6.8 percent to 8,931 from 9,584 at March 31, 2005;

•                  Repurchase of 1,035,000 shares of the Company’s common stock during the first quarter of 2006 or approximately 2.2 percent of our weighted average shares outstanding; and

•                  Anticipated diluted earnings per share for fiscal year 2006 will be $9.50 per share, representing a 5.0 percent increase over the prior year and the highest in the Company’s history.

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RYLAND FIRST-QUARTER RESULTS

RECORD RESULTS HIGHLIGHT FIRST QUARTER

The Company’s consolidated net earnings rose 43.5 percent for the quarter ended March 31, 2006, to a record $90.0 million, or $1.86 per diluted share, compared to $62.7 million, or $1.25 per diluted share, for the same period in 2005.

The homebuilding segment reported pretax earnings of $148.9 million during the first quarter of 2006, representing a 38.8 percent rise over the $107.3 million in pretax earnings reported for the same period in 2005. The increase over the prior year was primarily attributable to higher sales prices and an increase in closing volume.

Homebuilding revenues rose $197.5 million, or 23.0 percent, to $1,055.9 million for the first quarter of 2006, compared to $858.4 million for the same period in the prior year. This was primarily due to a 13.3 percent increase in closings and an 8.9 percent increase in the average closing price of a home, which rose to $295,000 for the quarter ended March 31, 2006, from $271,000 for the quarter ended March 31, 2005. Homebuilding revenues for the first quarter of 2006 included $4.7 million from land sales, compared to $8.5 million from land sales for the first quarter of 2005, which contributed net gains of $1.4 million and $0.6 million to pretax earnings in 2006 and 2005, respectively.

For the first quarter of 2006, new order dollars decreased 16.6 percent to $1.2 billion from $1.4 billion in the first quarter of 2005. New orders of 4,021 units for the first quarter ended March 31, 2006, represented a decrease of 21.2 percent, compared to new orders of 5,102 units for the same period in 2005. The dollar value of the Company’s backlog at March 31, 2006, was $2.8 billion, an increase of 2.7 percent over March 31, 2005. Backlog units at the end of the first quarter of 2006 decreased 6.8 percent to 8,931 from 9,584 at the end of the first quarter of 2005.

Gross profit margins from home sales averaged 24.4 percent for the first quarter of 2006, compared to 23.2 percent for the same period in 2005. Total gross profit margins, including land sales, increased to 24.3 percent in the first quarter of 2006 from 23.0 percent during the same period in the prior year. Selling, general and administrative expenses, as a percentage of revenue, were 10.2 percent for the first quarter of 2006, versus 10.5 percent for the same period in 2005. The homebuilding segment capitalized all interest incurred during the first quarter of 2006 due to development activity. The pretax homebuilding margin was 14.1 percent for the first quarter of 2006, compared to 12.5 percent for the first quarter of 2005.

Corporate expenses were $16.5 million for the first quarter of 2006, compared to $14.5 million for the same period in the prior year. This increase was primarily attributable to a rise in incentive compensation, which was due to improvement in the Company’s financial results and expensing of stock options due to a change in accounting guidance.

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RYLAND FIRST-QUARTER RESULTS

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $11.6 million for the first quarter of 2006, compared to pretax earnings of $8.4 million for the same period in 2005. This increase was primarily due to an 11.5 percent rise in loans originated and a 10.9 percent rise in average loan size, as well as to an increase in profitability from title and insurance operations. The capture rate of mortgages originated for the Company’s homebuilding customers was 80.3 percent for the first quarter of 2006 and 2005.

STOCK REPURCHASE PROGRAM

The Company repurchased 1,035,000 shares of its common stock during the first quarter of 2006 at a cost of $71.9 million. Outstanding shares at March 31, 2006, were 45,735,280, versus 47,349,051 for March 31, 2005, a decrease of 3.4 percent.

2006 EARNINGS GUIDANCE

The Company anticipates its diluted earnings per share will be $9.50 for the fiscal year ending December 31, 2006, which, while lower than previous guidance, would represent a 5.0 percent increase over 2005 and the highest in the Company’s history.

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RYLAND FIRST-QUARTER RESULTS

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company currently operates in 28 markets across the country and has built more than 250,000 homes and financed more than 215,000 mortgages since its founding in 1967. Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility in interest rates, inflation, changes in consumer confidence levels and the state of the market for homes in general;

•                  the availability and cost of land;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Five financial-statement pages follow.

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended March 31,
	2006	2005

REVENUES
Homebuilding	$1,055,879	$858,377
Financial services	18,959	15,597
TOTAL REVENUES	1,074,838	873,974

EXPENSES
Cost of sales	798,924	660,845
Selling, general and administrative	108,061	90,258
Financial services	7,255	6,967
Corporate	16,476	14,511
Interest	75	225
TOTAL EXPENSES	930,791	772,806

Earnings before taxes	144,047	101,168

Tax expense	54,018	38,442

NET EARNINGS	$90,029	$62,726

NET EARNINGS PER COMMON SHARE
Basic	$1.95	$1.32
Diluted	$1.86	$1.25

AVERAGE COMMON SHARES OUTSTANDING
Basic	46,134,264	47,488,914
Diluted	48,339,161	50,082,920

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and cash equivalents	$91,620	$461,383
Housing inventories
Homes under construction	1,343,521	1,253,460
Land under development and improved lots	1,254,338	1,087,016
Consolidated inventory not owned	235,286	239,191
Total inventories	2,833,145	2,579,667
Property, plant and equipment	71,617	65,980
Net deferred taxes	51,538	50,099
Purchase price in excess of net assets acquired	18,185	18,185
Other	235,844	211,559
TOTAL ASSETS	3,301,949	3,386,873

LIABILITIES
Accounts payable	241,694	249,539
Accrued and other liabilities	539,221	664,691
Debt	935,448	921,970
TOTAL LIABILITIES	1,716,363	1,836,200

MINORITY INTEREST	170,585	174,652

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 200,000,000 shares Issued - 45,735,280 shares at March 31, 2006 (46,368,143 shares at December 31, 2005)	45,735	46,368
Retained earnings	1,360,829	1,326,689
Accumulated other comprehensive income	8,437	2,964
TOTAL STOCKHOLDERS’ EQUITY	1,415,001	1,376,021
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,301,949	$3,386,873

SEGMENT INFORMATION (Unaudited)

(in thousands)

	Three months ended March 31,
	2006	2005

Earnings before taxes
Homebuilding	$148,894	$107,274
Financial services	11,629	8,405
Corporate	(16,476)	(14,511)

Total	$144,047	$101,168

HOMEBUILDING OPERATIONAL DATA (Unaudited)

	North	Texas	Southeast	West	Total

For the three months ended March 31,
New Orders at March 31,
Units
2006	1,036	1,024	1,258	703	4,021
2005	1,320	1,004	1,516	1,262	5,102
Dollars (in millions)
2006	$333	$197	$389	$263	$1,182
2005	$400	$178	$388	$452	$1,418

Closings
Units
2006	790	740	1,198	826	3,554
2005	770	575	934	859	3,138
Average Price (in thousands)
2006	$311	$185	$278	$401	$295
2005	$292	$169	$239	$354	$271

Outstanding Contracts at March 31,
Units
2006	2,020	1,613	3,661	1,637	8,931
2005	2,358	1,421	3,440	2,365	9,584
Dollars (in millions)
2006	$658	$319	$1,162	$617	$2,756
2005	$743	$254	$889	$797	$2,683
Average Price (in thousands)
2006	$326	$198	$317	$377	$309
2005	$315	$179	$259	$337	$280

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

($s in thousands)

	Three months ended March 31,
RESULTS OF OPERATIONS	2006	2005

Revenues
Net gains on sales of mortgages and mortgage servicing rights	$8,913	$8,213
Title/escrow/insurance	6,749	5,119
Net origination fees	3,049	1,649
Interest
Mortgage-backed securities and notes receivable	97	398
Other	151	206
Total interest	248	604
Other	-	12
Total revenues	18,959	15,597

Expenses
General and administrative	7,255	6,967
Interest	75	225
Total expenses	7,330	7,192

Pretax earnings	$11,629	$8,405

OPERATIONAL DATA

Retail operations:
Originations (units)	2,635	2,363
Ryland Homes closings as a percentage of total closings	99.7%	99.2%
Ryland Homes origination capture rate	80.3%	80.3%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$2,672	$9,842